Exhibit 10.17

(English Translation)

TRANSFER AGREEMENT OF PATENT APPLICATION RIGHT

Party A: Xiong LUO and Yaoming FANG

Address: 6th Floor, Guang Lv Mansion, No.947, Qiaoxing Road, Fanyu District, Guangzhou

Party B: Guangzhou Organic Region Agriculture Ltd.

Address: No.1, Lane No.1, Changtan Cun, Shiji County, Fanyu District, Guangzhou

Based on the voluntary principle, Party A hereby transfers to Party B the patent application right to the invention with the name of Method and Equipment for Cleaning, Sterilizing and Retaining Freshness of the Fruits and Vegetables (Patent Application Number: CN200510088865).

Article 1          The Parties agree that the transfer price for the abovementioned patent application right is _____0______, and shall be paid to Party A by Party B within three days after this agreement takes effective.

Article 2          After the transfer of the abovementioned patent application right, Party B will be responsible for maintaining the effectiveness of the patent, such as pay for the certificate fee, annual fee for the patent.

Article 3          Any rights to the improvement to the patent thereafter shall belong to Party B.

Article 4          Party A shall deliver to Party B the original receipt of the patent application.

Article 5          This agreement shall be made in three copies, each party holding one copy.

After the execution of this agreement, Party B will, at its own costs, submit one copy of this agreement to the State Intellectual Property Office for the purpose of transferring the patent application right.

Party A:

Party B:

(Company Seal)